Foxmoor Industries, Ltd. (NASDAQ: FOXI) announced today the preliminary results of new management's review of the Company's financial position. The Company's current cash position, which at March 31, 1997 was reported to be $1,112,000, is less than $20,000. Management believes that the collection of a substantial portion of the Company's accounts receivable, assignments receivable and advances to contractors, which at March 31, 1997 were reported to be $1,981,000 in the aggregate, appears to be doubtful. Management believes the liabilities of the Company to be approximately $771,000. Based on its preliminary review, management believes that the former President of the Company, Mr. Ross Corace, has financial obligations to the Company in excess of $1,250,000. Management continues to evaluate the collectability of receivables from all parties and the actual value of other assets of the Company. In order to prevent further decline in the Company's financial position, the Company is in the process of closing the Company's warehouse in Denver and winding down other operations. The Company is considering all options for preservation of the Company's assets, including the possibility of a reorganization under the bankruptcy laws.

         Based on its preliminary evaluation of the financial position of the Company, management believes that the Company's quarterly reports for the quarters ended December 31, 1996 and March 31, 1997 may have overstated the Company's earnings and inaccurately reported the Company's cash position. The Company intends to retain a new accounting firm to review the Company's accounts and to assist the Company in determining the accuracy of the Company's prior financial statements.

         The Company also announced that Ross Corace resigned as President of the Company. Paul Eagland, Chairman and Chief Executive Officer of the Company, was named President.



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